Exhibit 99
[GRAPHIC OMITTED]

First Mid Announces:

* Third Consecutive Record Annual Earnings
* Growth in Earnings Per Share
* Strength in Asset Quality Metrics
* Successful Executive Succession Transition

I am pleased to announce that First Mid-Illinois Bancshares, Inc. completed a very successful 2013. Our net income, earnings per share, and total assets finished at all-time highs and we continued to have strong asset quality ratios. We also successfully completed a succession plan, which I will discuss later in the report.

From a financial perspective, net income for 2013 was $14,722,000 compared to $14,025,000 for 2012 which tops our highest net income for the third year in a row. Diluted earnings per share increased 6.8% to $1.73 per share compared to $1.62 per share for 2012.

Net income was higher than last year as net interest income increased due to growth in loan balances and sustained low funding costs, the provision for loan losses was reduced given lower non-performing assets and net charge-offs and non-interest income increased as a result of more gains recognized on the sale of securities and greater trust and brokerage revenues.

Net interest income was $49.9 million for 2013 compared to $49.6 million for 2012. This was due to growth in the balance sheet with greater balances of loans and deposits. Loan balances increased 7.9% from $911 million at December 31, 2012 to $983 million at December 31, 2013. This increase was primarily due to growth in commercial real estate and agricultural real estate loans. Deposit balances increased $13.6 million during 2013 with higher checking and time deposit account balances. The growth in the balance sheet helped to offset a decline in the net interest margin. The net interest margin on a tax-equivalent basis was 3.47% in 2013 compared to 3.51% in 2012. The current flat yield curve has been mentioned in previous letters. The spread between the interest rate received on loans and the amount paid on deposits and borrowings continues to be “squeezed” as we remain in this historically-low interest rate environment. While there was an increase in intermediate-term treasury rates during 2013 that impacted mortgage rates, the rate increase has not translated to increased yields on commercial loans as pricing for quality borrowers remains ultra-competitive. We have maintained our low funding costs in 2013 which helped reduce the impact of the reduction in rate spread. Many community banks saw a more significant margin decline and had less balance sheet growth. We are pleased that while we held down our funding costs, we were able to increase loan and deposit balances through further expansion of customer relationships.

The provision for loan losses decreased to $2.2 million in 2013 compared to $2.6 million in 2012. Non-performing loans and other real estate owned balances declined to $7.0 million at December 31, 2013 compared to $8.8 million at December 31, 2012. Net loan charge-offs amounted to $.7 million in 2013, down from $2.0 million charged-off in 2012. The improvement in these two metrics allowed us to reduce the provision for loan losses. Also, the balance of allowance for loan losses increased to $13.2 million as of December 31, 2013 and we continue to have a strong coverage ratio of the allowance for loan losses to the level of non-accrual loans of 216%.

Non-interest income also increased in 2013 to $19.3 million compared to $18.3 million in 2012. During 2013, we had more gains on the sale of securities primarily due to the sale of two trust preferred securities which resulted in a gain of $1.4 million. These securities were comprised of community bank debt issuances and have increased in value as the banking industry recovers from the recession. In addition to security gains, revenues from trust and wealth management also increased by $380,000 due to increased revenue from the retirement services area and more growth through the brokerage platform. These increases offset the decline in mortgage banking income during the year as refinances slowed with the increase in interest rates.

Operating expenses increased less than 2% during 2013 to $43.5 million compared to $42.8 million in 2012 with increases primarily in salaries due to additions to our sales staff and employees added for a new branch location in Decatur.

Our regulatory capital ratios remain strong and are considered in excess of well-capitalized by regulatory definition. Despite the 2013 earnings added to capital (an increase in retained earnings), our Tier 1 capital and Total capital ratios at December 31, 2013 were slightly below the ratios in 2012. This was primarily due to the mark-to-market entry for securities (a decrease in accumulated other comprehensive income) resulting from the rise in intermediate interest rates during 2013. Most banks experienced a decline in market value of securities from the interest rate increase in 2013.

I also wanted to note that our dividends per share of $.46 paid in 2013 is lower than the $.63 per share paid in 2012. You might remember that in December 2012 the Board of Directors elected to move forward the dividend that would have normally been paid in January 2013. We resumed our semi-annual dividend in 2013 and paid dividends in June and December.

Since this is my first Quarterly Report to Stockholders, I want to take this opportunity to let you know how proud I am to represent the First Mid-Illinois Bancshares, Inc. team. Having served on the Board of Directors for seven years, I knew that the Company was strong financially and had an experienced, professional staff. My view only strengthened in my nearly three years as President of First Mid-Illinois Bank & Trust, N.A. We have a committed team who understands the special role that community banks play in the communities we serve. I would also like to thank Bill Rowland again as he served our shareholders, customers, and employees incredibly well over his 25 years as CFO, Chairman, and CEO. Bill and I worked together closely for 32 months, while co-leading the organization, to ensure a seamless transition. I am delighted that Bill will remain on our Board of Directors and continue his vigilance on behalf of all First Mid stakeholders.

I am pleased with the progress we made in 2013 and optimistic about the future of First Mid. Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

January 30, 2014

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2013	2012

Assets
Cash and due from banks	$33,453	$38,110
Federal funds sold and other interest-bearing deposits	31,649	44,602
Certificates of deposit investments	—	6,665
Investment securities:
Available-for-sale, at fair value	488,724	508,309
Loans	982,804	911,065
Less allowance for loan losses	(13,249)	(11,776)
Net loans	969,555	899,289
Premises and equipment, net	28,578	29,670
Goodwill, net	25,753	25,753
Intangible assets, net	2,487	3,161
Other assets	25,299	22,473
Total assets	$1,605,498	$1,578,032

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$235,448	$263,838
Interest bearing	1,052,168	1,010,227
Total deposits	1,287,616	1,274,065
Repurchase agreements with customers	119,187	113,484
Other borrowings	20,000	5,000
Junior subordinated debentures	20,620	20,620
Other liabilities	8,694	8,176
Total liabilities	1,456,117	1,421,345
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2013 and 2012)	52,035	52,035
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,7797,597 shares in 2013 and 7,682,535 shares in 2012)	31,190	30,730
Additional paid-in capital	33,911	31,685
Retained earnings	86,578	78,986
Deferred compensation	2,989	2,953
Accumulated other comprehensive income (loss)	(8,380)	4,544
Treasury stock at cost, 1,913,817 shares in 2013 and
and 1,711,646 in 2012	(48,942)	(44,246)
Total stockholders’ equity	149,381	156,687
Total liabilities and stockholders’ equity	$1,605,498	$1,578,032

FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended December 31,	2013	2012
Interest income:
Interest and fees on loans	$42,184	$43,949
Interest on investment securities	11,222	11,684
Interest on certificates of deposit	14	57
Interest on federal funds sold & other deposits	39	77
Total interest income	53,459	55,767
Interest expense:
Interest on deposits	2,703	4,843
Interest on repurchase agreements with customers	46	117
Interest on other borrowings	263	634
Interest on subordinated debt	523	563
Total interest expense	3,535	6,157
Net interest income	49,924	49,610
Provision for loan losses	2,193	2,647
Net interest income after provision for loan losses	47,731	46,963
Non-interest income:
Trust revenues	3,565	3,330
Brokerage commissions	833	688
Insurance commissions	1,638	1,813
Services charges	4,865	4,808
Securities gains (losses), net	2,293	1,061
Mortgage banking revenues	935	1,509
ATM / debit card revenue	3,772	3,554
Other	1,440	1,547
Total non-interest income	19,341	18,310
Non-interest expense:
Salaries and employee benefits	24,128	23,433
Net occupancy and equipment expense	8,223	8,088
FDIC insurance	832	875
Amortization of intangible assets	674	773
Legal and professional expense	2,070	2,093
Other	7,577	7,576
Total non-interest expense	43,504	42,838
Income before income taxes	23,568	22,435
Income taxes	8,846	8,410
Net income	$14,722	$14,025

Per Share Information (unaudited)
For the period ended December 31,	2013	2012
Basic earnings per common share	$1.74	$1.62
Diluted earnings per common share	$1.73	$1.62
Dividends per common share	$0.46	$0.63
Book value per share at Dec 31	$16.54	$17.53
OTCBB market price of stock at Dec 31	$22.00	$22.75

FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended December 31,	2013	2012

Balance at beginning of period	$156,687	$140,967
Net income	14,722	14,025
Dividends on preferred stock and common stock	(7,130)	(6,778)
Issuance of preferred and common stock	2,517	10,885
Purchase of treasury stock	(4,619)	(3,912)
Deferred compensation and other adjustments	128	104
Changes in accumulated other comprehensive income	(12,924)	1,396
Balance at end of period	$149,381	$156,687

FIRST MID-ILLINOIS BANCSHARES, INC.
CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited)	2013	2012
For the period ended December 31,

Leverage ratio	10.12%	9.66%
Tier 1 capital to risk-weighted assets	14.37%	14.51%
Total capital to risk-weighted assets	15.58%	15.65%